Exhibit 16

December 7, 2016

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Capstone Turbine Corporation and, under the date of June 9, 2016, we reported on the consolidated financial statements of Capstone Turbine Corporation as of and for the years ended March 31, 2016 and 2015, and the effectiveness of internal control over financial reporting as of March 31, 2016. On December 5, 2016, we were dismissed. We have read Capstone Turbine Corporation’s statements included under Item 4.01 of its Form 8-K dated December 7, 2016, and we agree with such statements, except that we are not in a position to agree or disagree with Capstone Turbine Corporation’s statements that the change was approved by the Audit Committee of the Board of Directors, and that Marcum LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Capstone Turbine Corporation’s consolidated financial statements, or the effectiveness of internal control over financial reporting.

Very truly yours,

(signed) KPMG LLP